EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-8, of our report dated April 5, 2023, related to the financial statements of LQR House, Inc. as of December 31, 2022 and 2021, and for the periods then ended, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern.

/s/ dbbmckennon

Newport Beach, California
August 23, 2023